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                                                                    EXHIBIT 99.1


                     AEROPOSTALE REPORTS APRIL SALES RESULTS

NEW YORK, NEW YORK - MAY 3, 2006 - Aeropostale, Inc. (NYSE: ARO), a mall-based specialty retailer of casual and active apparel for young women and men, today announced that total net sales for the four-week period ended April 29, 2006 increased 28.4% to $83.6 million, compared to $65.1 million for the four-week period ended April 30, 2005. The company's comparable store sales increased 8.4% for the month, versus a comparable store sales decrease of 5.7% in the year ago period.

For the first quarter of Fiscal 2006, total net sales have increased 16.4% to $246.3 million, compared to $211.7 million in the year-ago period. Comparable store sales for the first quarter decreased 2.9%, versus a comparable store sales increase of 4.4% in the year-ago period.

Julian R. Geiger, Chairman and Chief Executive Officer said, "During April we benefited from the shift in Easter and from our stated intention of raising average unit retails and gross margin percent from last year. Despite slightly lower sales for the quarter than we had anticipated, we continue to be pleased with the direction of our merchandise assortment and brand building efforts. The first quarter represented one of progress on the execution of our strategic initiatives and we are now focused on maximizing our sales and gross margin opportunities in the months ahead."

The company also updated its earnings guidance for the first quarter today. The company expects first quarter earnings at the midpoint of its previously issued guidance range of $0.14 - $0.16 per share.

To hear the Aeropostale prerecorded April sales message, please dial (888) 203-1112 followed by the conference identification number #4127309.

ABOUT AEROPOSTALE, INC.

Aeropostale, Inc. is a mall-based, specialty retailer of casual apparel and accessories, principally targeting 11 to 18 year-old young women and men. The company provides customers with a focused selection of high-quality, active-oriented, fashion and fashion basic merchandise at compelling values. Aeropostale maintains control over its proprietary brands by designing, sourcing, marketing and selling all of its own merchandise. Aeropostale products are currently purchased only in its stores, on-line through its e-commerce website (www.aeropostale.com) or at organized sales events at college campuses.

The company currently operates 690 Aeropostale stores in 47 states and 14 Jimmy'Z stores in 11 states.

SPECIAL NOTE: THIS PRESS RELEASE AND ORAL STATEMENTS MADE FROM TIME TO TIME BY REPRESENTATIVES OF THE COMPANY CONTAIN CERTAIN "FORWARD-LOOKING STATEMENTS" CONCERNING EXPECTATIONS FOR SALES, STORE OPENINGS, GROSS MARGINS, EXPENSES, STRATEGIC DIRECTION AND EARNINGS. ACTUAL RESULTS MIGHT DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS. AMONG THE FACTORS THAT COULD CAUSE ACTUAL RESULTS TO MATERIALLY DIFFER INCLUDE, AMONG OTHERS, CHANGES IN THE COMPETITIVE MARKETPLACE, INCLUDING THE INTRODUCTION OF NEW PRODUCTS OR PRICING CHANGES BY OUR COMPETITORS, CHANGES IN THE ECONOMY AND OTHER EVENTS LEADING TO A REDUCTION IN DISCRETIONARY CONSUMER SPENDING; SEASONALITY; RISKS ASSOCIATED WITH CHANGES IN SOCIAL, POLITICAL, ECONOMIC AND OTHER CONDITIONS AND THE POSSIBLE ADVERSE IMPACT OF CHANGES IN IMPORT RESTRICTIONS; RISKS ASSOCIATED WITH UNCERTAINTY RELATING TO THE COMPANY'S ABILITY TO IMPLEMENT ITS GROWTH STRATEGIES, AS WELL AS THE OTHER RISK FACTORS SET FORTH IN THE COMPANY'S FORM 10-K AND CURRENT REPORTS ON FORM 8-K, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS TO REFLECT SUBSEQUENT EVENTS OR CIRCUMSTANCES.